UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2017

IMMUNE PHARMACEUTICALS INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 464-2677

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.             Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On June 15, 2017, Immune Pharmaceuticals Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Meda Pharma SARL, a Mylan N.V. company (“Meda”) to repurchase assets relating to Ceplene (histamine dihydrochloride), including the right to commercialize Ceplene in Europe and to register and commercialize Ceplene in certain other countries, for a fixed consideration of $5 million payable in installments over a three-year period. The Company previously sold certain of these Ceplene-related assets to Meda in 2012. The Company intends to undertake commercialization efforts in Europe, Asia and Latin America through the Company’s immuno-oncology subsidiary, Cytovia, Inc. (“Cytovia”). In addition, Cytovia intends to pursue continued development of Ceplene towards potential regulatory approval in the United States.

The assets acquired from Meda include rights to marketing authorizations, trademarks, patents, and other intellectual property related to Ceplene and its use. Under the terms of the Asset Purchase Agreement, the Company has agreed to pay Meda a fixed price, which is payable in installments, as well as additional amounts contingent on the achievement of certain milestones.

Standby Financing Agreement

In addition, on June 15, 2017, substantially contemporaneous with the entry into the Asset Purchase Agreement, the Company entered into a Standby Financing Agreement (the “Standby Financing Agreement”) with Daniel Kazado (the “Standby Financer”) a member of the Company’s Board of Directors and a beneficial owner of the Company’s capital stock.

Currently, the Company intends to finance the $5 million financial obligations contemplated by the Asset Purchase Agreement through Cytovia on a basis that is on terms that are acceptable to the Company’s board of directors and without recourse to the Company. The Standby Financer will support the financial obligations of the Company to pay the fixed consideration installments, in the aggregate amount of $5,000,000, due under and in accordance with the terms of the Asset Purchase Agreement. In the event that Cytovia has not obtained funding on terms reasonably acceptable to the Company (including, without limitation, that such funding be on a basis that is without recourse to the Company), then, pursuant to the terms of the Standby Financing Agreement, at or prior to each installment date, the Standby Financer shall lend the Company or Cytovia (as determined in the discretion of the Company’s Board of Directors) an amount in immediately available funds equal to the fixed consideration installment payment then due and payable under the Asset Purchase Agreement (the “Standby Commitment”). The loan made by the Standby Financer in respect of such fixed payment shall be evidenced by a promissory note in an aggregate principal amount equal to the amount of funds lent by the Standby Financer. The Standby Commitment shall expire on the earliest of (a) satisfaction in full by the Standby Financer of his obligations under the Standby Financing Agreement, (b) Cytovia having obtained funding on terms reasonably acceptable to the Company and (c) the Company having been fully discharged of and released from all liability of all of its obligations under the Asset Purchase Agreement.

The foregoing descriptions of the terms of the Asset Purchase Agreement and the Standby Financing Agreement, and the transactions contemplated thereby do not purport to be complete and, therefore, are subject to, and qualified in their entirety by such documents attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. Each of the Asset Purchase Agreement and the Standby Financing Agreement contain representations and warranties that the respective parties made to, and solely for the benefit of, the other parties thereto in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties, and are not for the benefit of any party other than the parties to such agreements or as stated therein and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements.

Item 8.01.             Other Events.

On June 15, 2017, the Company issued a press release announcing entry into the Asset Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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Item 9.01.             Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Asset Purchase Agreement, dated as of June 15, 2017, by and between Meda Pharma SARL and Immune Pharmaceuticals, Inc.
10.2	Standby Financing Agreement, dated as of June 15, 2017, by and between Immune Pharmaceuticals, Inc. and Daniel Kazado
99.1	Press Release of Immune Pharmaceuticals, Inc., dated as of June 15, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS, INC.

By:	/s/ Elliot Maza
Name:	Elliott Maza
Title:	Interim Chief Executive Officer

Date: June 21, 2017

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Index to Exhibits

Exhibit No.	Description of Exhibit

10.1	Asset Purchase Agreement, dated as of June 15, 2017, by and between Meda Pharma SARL and Immune Pharmaceuticals, Inc.
10.2	Standby Financing Agreement, dated as of June 15, 2017, by and between Immune Pharmaceuticals, Inc. and Daniel Kazado
99.1	Press Release of Immune Pharmaceuticals, Inc., dated as of June 15, 2017

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